Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

ITERIS, INC., as BUYER

and

ALBECK GERKEN, INC.

and

JEFF GERKEN,

BRIAN GERKEN,

HELMUTH ARENS,

DAN CONGEL,

JOE MOLINARO,

and

JOHN ALBECK, as the SELLERS

and

JEFF GERKEN, as the SELLERS’ REPRESENTATIVE

Dated:  JUNE 10, 2019

i

Exhibits:

Exhibit A              -               Escrow Agreement

Exhibit B              -               Seller Disclosure Schedules

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of June 10, 2019, is entered into by and among Iteris, Inc., a Delaware corporation (“Buyer”), Albeck Gerken, Inc., a Nebraska corporation (the “Company”), Jeff Gerken (“J. Gerken”), Brian Gerken (“B. Gerken”), Helmuth Arens (“H. Arens”), Dan Congel (“D. Congel”), Joe Molinaro (“J. Molinaro”) and John Albeck (“J. Albeck”), and together with J. Gerken, B. Gerken, H. Arens, D. Congel, J. Molinaro and J. Albeck, the “Sellers” and each a “Seller”).

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (the “Shares”), constituting all of the outstanding shares of capital stock of the Company;

WHEREAS, the Sellers desire to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.06(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.05(b).

“Ancillary Documents” means the Escrow Agreement, Offer Letters and Seller Retention Bonus Agreements.

“Audited Financial Statements” has the meaning set forth in Section 3.05.

“B. Gerken” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.18(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, CA, are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Accountants” means Deloitte & Touche LLP.

“Buyer’s Common Stock” means the common stock, $0.10 par value per share,  of Buyer.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Cash Payment” has the meaning set forth in Section 2.02.

“Cap” has the meaning set forth in Section 8.04(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Cash Payment” has the meaning set forth in Section 2.04(a)(i)(C).

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer or Treasurer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the close of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer or Treasurer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Payment” has the meaning set forth in Section 2.02(a).

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Company IP Registrations” has the meaning set forth in Section 3.11(b).

“Consulting Agreements” means the Consulting Agreements in a form mutually agreed to by Buyer and Sellers’ Representative to be entered into as of Closing by Buyer and each of Jody Gerken and D. Congel.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash, cash equivalents, work-in-process (unbilled accounts receivable) and accounts receivable as of the Closing Date, calculated in accordance with GAAP consistently applied using the same methods, practices and policies used in the preparation of the Company’s Audited Financial Statements.

“Current Liabilities” means accounts payable and accrued and unpaid compensation (including salary, bonus and benefits accrued in the ordinary course) calculated in accordance with GAAP consistently applied using the same methods, practices and policies used in the preparation of the Company’s Audited Financial Statements.

“D. Congel” has the meaning set forth in the preamble.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution and delivery of this Agreement, a copy of which is attached hereto as Exhibit B.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Employee Retention Bonus Agreements” means the Retention Bonus Agreements in a form mutually agreed to by Buyer and Sellers’ Representative to be entered into as of Closing by Buyer and each of the following employees of the Company: J. Molinaro, J. Albeck, Pete Yauch, Steve Hetrick, Jody Gerken, B. Gerken, D. Congel, and H. Arens.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes.

“Escrow Account” has the meaning set forth in Section 2.02(b).

“Escrow Agreement” has the meaning set forth in Section 2.02(b).

“Escrow Amount” has the meaning set forth in Section 2.03(a)(iii)(A).

“Escrow Certificates” has the meaning set forth in Section 2.03(a)(i)(B).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Computershare Trust Company, N.A.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.05.

“Financing” has the meaning set forth in Section 7.02(q).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.08(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means (a) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (b) any other hazardous or radioactive substance, contaminant, or waste; and (c) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

“H. Arens” has the meaning set forth in the preamble.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working

Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Interim Balance Sheets” has the meaning set forth in Section 3.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

“Interim Financial Statements” has the meaning set forth in Section 3.05.

“J. Albeck” has the meaning set forth in the preamble.

“J. Gerken” has the meaning set forth in the preamble.

“J. Molinaro” has the meaning set forth in the preamble.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any Seller or any director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.06.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.04 and Section 5.12; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Material Customers” has the meaning set forth in Section 3.13(a).

“Material Suppliers” has the meaning set forth in Section 3.13(b).

“Multiemployer Plan” has the meaning set forth in Section 3.18(c).

“Offer Letters” means the Offer Letters in a form mutually agreed to by Buyer and Sellers’ Representative to be entered into as of Closing by Buyer and each of the employees of the Company set forth in Section 3.19(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, consents, orders, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period (including Taxes with respect to any Straddle Period determined pursuant to the allocation methodology set forth in Section 6.04.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).

“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Retention Bonus Shares” means the Buyer’s Common Stock issued pursuant to the Seller Retention Bonus Agreements.

“Retention Bonus Stock Certificates” means the stock certificates issued by the Company representing the Retention Bonus Stock.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means engineering consulting services focused on transportation system management and operations.

“Restricted Period” has the meaning set forth in Section 5.11(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.05(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the preamble.

“Seller Retention Bonus Agreements” means the Retention Bonus Agreements in a form mutually agreed to by Buyer and Sellers’ Representative to be entered into as of Closing by Buyer and each of the Sellers.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Sellers’ Representative” has the meaning set forth in Section 10.03(a).

“Sellers’ Accountants” means Bland & Associates P.C.

“Shares” has the meaning set forth in the recitals.

“Single Employer Plan” has the meaning set forth in Section 3.18(c).

“Software” has the meaning set forth in Section 3.11(a)

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.01(c).

“Tail Insurance” has the meaning set forth in Section 5.04.

“Target Working Capital” means $1,200,000.

“Taxes” means (i) all federal, state, local, foreign and other income, net receipts, gross receipts, sales, use, value added, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, social security, privilege, property (real or personal), real property gains, windfall profits, escheat, customs, duties or other taxes, fees, assessments, liabilities or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, assessments and additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof or the failure to comply with any requirement imposed with respect to any Tax Return, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the States of Florida, Ohio, Minnesota, Nebraska, New Jersey, Pennsylvania and Virginia.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Trading Day” means a day on which trading in the Buyer’s Common Stock generally occurs on the principal national or regional stock exchange on which the Buyer’s Common Stock is then listed.

“Transaction Expenses” means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.19(b).

“VWAP” per share of the Buyer’s Common Stock on any Trading Day means the dollar volume-weighted average price for the Buyer’s Common Stock on its principal trading market as reported by Bloomberg, L.P. through its “Volume at Price” function per share.  The “Average VWAP” per share over a specified period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, the Shares owned by such Seller, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02                            Purchase Price; Escrowed Shares.

(a)                                 Purchase Price.  The aggregate purchase price for the Shares shall be $10,720,000, subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”), payable as follows: (a) $6,185,000 cash (the “Cash Payment”) and (b) $4,535,000 of Buyer’s Common Stock (the “Common Stock Payment”).  The number of shares of Buyer’s Common Stock issued to Sellers as the Common Stock Payment shall be determined based on the Average VWAP of Buyer’s Common Stock as of the twenty (20) Trading Days immediately prior to the date of this Agreement (which the parties agree is equal to $5.22 per share and the aggregate number of shares of Buyer’s Common Stock to be issued to Sellers as the Common Stock Payment shall equal 868,774 shares).  The Purchase Price will be paid ratably to each Seller based on the number of Shares held by such Seller.  The parties agree to allocate the Purchase Price for tax purposes as provided in Section 6.05(b).

(b)                                 Escrowed Shares.

(i)                                     The Escrowed Shares (as defined in Section 2.03(a)(iii)(A)) will be deposited by Buyer and held in an escrow account (the “Escrow Account”) managed by the Escrow Agent for the benefit of the Sellers, pursuant to an Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) to be executed and delivered by the parties and the Escrow Agent at the Closing. The Escrow Agreement will provide that the Escrowed Shares will be unconditionally released to Sellers’ Representative on the 18-month anniversary of the Closing Date. The costs and fees to be charged by the Escrow Agent shall be paid by the Buyer.  The Sellers shall be entitled to exercise (or direct the Escrow Agent to exercise) all the rights inherent to the Escrowed Shares to satisfy the indemnification obligations of Sellers, including, without limitation, any voting rights, subscription rights and rights to dividends with respect to the Escrowed Shares.  Buyer and Seller shall use commercially reasonable efforts to have the Escrow Agent provide Seller monthly statements of the Escrow Account during its existence.

(ii)                                  The Escrowed Shares shall serve as security for the indemnification obligations of any of the Sellers or the Company to Buyer and the other Buyer Indemnitees set forth in this Agreement, including, without limitation, Article VIII, or any Ancillary Document.  On the 18-month anniversary the Closing Date, the Escrow Agent shall deliver the remaining Escrowed Shares to Sellers’ Representative that were not delivered to Buyer as payment for damages of Buyer or any other Buyer Indemnitee pursuant to this Agreement or the Escrow Agreement and are not withheld pending pursuant to the Escrow Agreement.  Any such withheld pending Escrowed Shares, to the extent not applied in satisfaction of such indemnification obligations referred to in the foregoing sentence pursuant to this Agreement or the Escrow Agreement, shall be delivered to Sellers’ Representative promptly upon resolution of the applicable dispute(s) for which such Escrowed Shares were withheld.  Nothing in this Section 2.02(b) shall be construed as limiting the liability of Sellers to the Escrowed Shares, nor shall payments from the Escrowed Shares be considered as liquidated damages for any breach under this Agreement or any other Ancillary Document.

Section 2.03                            Transactions to be Effected at the Closing.

(a)                                 At the Closing, Buyer shall:

(i)                                     deliver to Sellers’ Representative:

(A)                               the Closing Date Cash Payment by wire transfer of immediately available funds to an account designated in writing by Sellers’ Representative to Buyer on the Closing Date.  Sellers’ Representative shall have the option to provide wiring instructions to Buyer for each of the individuals that constitute the Sellers so that the Buyer shall wire transfer the appropriate pro rata amount to each individual based on each Seller’s respective ownership percentage of the Company set forth in Section 3.02 of the Disclosure Schedules);

(B)                               Stock certificates in the name of each Seller representing such number of shares of Buyer’s Common Stock equal to such Seller’s pro rata portion (based on each Seller’s respective ownership percentage of the Company set forth in Section 3.02 of the Disclosure Schedules) of $3,935,000 of the Common Stock Payment which the parties agree shall equal an aggregate of 753,831 shares of Buyer’s Common Stock (such shares, the “Initial Shares”); and

(C)                               the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement, including, without limitation, (i) the Employee Retention Bonus Agreements with certain employees of the Company, providing for delivery of a cumulative amount of $570,000 in aggregate cash retention bonuses, and (ii) the Seller Retention Bonus Agreements with the Sellers, providing for delivery of a cumulative amount of $1,710,000 in Retention Bonus Shares, based on the price per share of Buyer’s Common Stock specified above in Section 2.02(a) for purposes of determining the Common Stock Payment (which the parties agree shall equal an aggregate of 327,587 shares of Buyer’s Common Stock).

(ii)                                  pay, on behalf of the Company or Sellers, the following amounts:

(A)                               Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(B)                               any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(iii)                               deliver to the Escrow Agent:

(A)                               Stock certificates in the name of each Seller representing such number of shares of Buyer’s Common Stock equal to such Seller’s pro rata portion (based on each Seller’s respective ownership percentage of the Company set forth in Section 3.02 of the

Disclosure Schedules) of $600,000 (the “Escrow Amount”) of the Common Stock Payment, which the parties agree is equal to 114,943 shares of Buyer’s Common Stock (such shares, the “Escrowed Shares” and such stock certificates, the “Escrow Certificates”); and

(B)                               the Escrow Agreement, executed by Buyer.

(b)                                 At the Closing, Sellers’ Representative and the Company shall deliver to Buyer:

(i)                                     stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)                                  the Ancillary Documents, executed by Sellers, and all other agreements, documents, instruments or certificates required to be delivered by Sellers, Sellers’ Representative or the Company at or prior to the Closing pursuant to Section 7.02.

Section 2.04                            Purchase Price Adjustment.

(a)                                 Closing Adjustment.

(i)                                     At the Closing, the Cash Payment portion of the Purchase Price shall be adjusted in the following manner:

(A)                               either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)                               a decrease by the outstanding Indebtedness of the Company as of the close of business on the Closing Date; and

(C)                               a decrease by the amount of unpaid Transaction Expenses of the Company as of the close of business on the Closing Date, including, without limitation, any Transaction Expenses incurred or committed to but not yet due).

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Cash Payment.”

(ii)                                  At least three (3) Business Days before the Closing, Sellers’ Representative shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”) prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(b)                                 Post-Closing Adjustment.

(i)                                     Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)                                  The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).

(c)                                  Examination and Review.

(i)                                     Examination. After receipt of the Closing Working Capital Statement, Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers’ Representative and Sellers’ Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)                                  Objection. On or prior to the last day of the Review Period, Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers’ Representative. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.

(iii)                               Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer and Sellers’ Representative shall appoint by mutual agreement the office of an impartial firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants (the “Independent Accountant”), and any amounts remaining in dispute at the expiration of the Resolution Period (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Independent Accountant, who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)                              Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Sellers’ Representative, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers’ Representative and Buyer.

(v)                                 Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)                                 Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers’ Representative, as the case may be.

(e)                                  Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05                            Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m. PST no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Loeb & Loeb LLP, 10100 Santa Monica Blvd., Ste. 2200, Los Angeles, CA, 90067, or at such other time or on such other date or at such other place as Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06                            Withholding TaxARTICLE III                  . Prior to Closing, each Seller shall deliver to Buyer a completed IRS Form W-9 for such Seller.  In the event any Seller has not delivered such W-9, then notwithstanding anything to the contrary in this Agreement, Buyer and the Company shall be entitled to deduct and withhold from any payment made pursuant to this Agreement all Taxes or other amounts that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law, and all such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, jointly and severally, and the Company, jointly and severally with the Sellers, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01                            Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nebraska and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The execution and delivery by the Company of this Agreement and any Ancillary Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Sellers) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. This Agreement has been duly executed and delivered by the Sellers, and (assuming due authorization, execution and delivery by Buyer and the Company) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Sellers in accordance with its terms. When each other Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms. When each other Ancillary Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.02                            Capitalization.

(a)                                 The authorized capital stock of the Company consists of 10,000.00 shares of common stock, par value $1.00 per share, of which 3,787.879 shares are issued and outstanding, comprising all of the Shares.  Section 3.02(a) of the Disclosure Schedules sets forth a true, complete and correct listing of the number and class of shares of the Company’s common stock held by each Seller and each Seller’s ownership percentage of the Company.  All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances. Other than the Shares, the Company has no other shares or class of capital stock authorized, issued or outstanding.

(b)                                 All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)                                  There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating any Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.03                            No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.04                            No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) except as set forth in Section 3.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05                            Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2017 and 2018 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at March 31, 2019, and May 31, 2019, and the related statements of income and retained earnings, shareholders’ equity and cash flow for the three-month and five-month periods then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial

Statements”) are included in Section 3.05 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheets of the Company as of March 31, 2019, and May 31, 2019, are referred to herein as the “Interim Balance Sheets” and the date of May 31, 2019, as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.06                            Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, billed or unbilled, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.07                            Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice or as set forth in Section 3.07 of the Disclosure Schedules, there has not been, with respect to the Company, any:

(a)                                 event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 amendment of the charter, by-laws or other organizational documents of the Company;

(c)                                  split, combination or reclassification of any shares of its capital stock;

(d)                                 issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)                                  declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                                   material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)                                  material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)                                 entry into any Contract that would constitute a Material Contract;

(i)                                     incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)                                    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)                                 transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(l)                                     abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(m)                             material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)                                 any capital investment in, or any loan to, any other Person;

(o)                                 acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)                                 any material capital expenditures;

(q)                                 imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)                                    other than with respect to annual merit increases effective as of July 1, 2019, in amounts agreed to by Buyer and the Company: (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)                                   hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t)                                    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)                                 any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(v)                                 entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)                               adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)                                 purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $25,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)                                 acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)                                  action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, change any accounting method or Tax reporting policy or procedure, settle or compromise any tax liability, agree to any extension of the statute of limitations in connection with any action related to Taxes, fail to file any Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all respects, fail to pay any amount of Taxes when due, or take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)                          any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.08                            Material Contracts.

(a)                                 Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.08(a) of the Disclosure Schedules being “Material Contracts”):

(i)                                     each Contract with any Material Customer, Material Supplier or Affiliate thereof;

(ii)                                  each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(iii)                               all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iv)                              all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v)                                 all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)                              all teaming, special services, sales representative, consulting, broker, distributor, dealer, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vii)                           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(viii)                        except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(ix)                              all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(x)                                 all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)                              any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xii)                           all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;

(xiii)                        all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiv)                       any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.08.

(b)                                 Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.09                            Title to Assets; Real Property.

(a)                                 The Company does not own and has never owned any real property.  The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                                     liens for Taxes not yet due and payable; provided, in each case, that adequate reserves have been established therefor in accordance with GAAP;

(ii)                                  mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)                               easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv)                              liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)                                 Section 3.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) the landlord under the lease or sublease, the rental amount currently being paid, and the expiration of the term of the lease or sublease for each such property; and (iii) the current use of such property. Sellers and the Company have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. . There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.10                            Condition and Sufficiency of Assets. The buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.11                            Intellectual Property.

(a)                                 “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; (vi) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”) and (vii) other intellectual or industrial property and related proprietary rights, interests, and protections. The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. To the Sellers’ Knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(b)                                 Section 3.11(b) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property.

(c)                                  The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.12                            Accounts Receivable. The accounts receivable (including, without limitation, for unbilled invoices) and work-in-process reflected on the Interim Balance Sheets and the accounts receivable (including, without limitation, for unbilled invoices) arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheets or, with respect to accounts receivable (including, without limitation, for unbilled invoices) and work-in-process arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within one hundred twenty (120) days after billing. The reserve for bad debts shown on the Interim Balance Sheets or, with respect to accounts receivable (including, without limitation, for unbilled invoices) or work-in-process arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  The Company bills for substantially all of its unbilled work promptly in the ordinary course of business and no later than thirty (30) days after services actually performed or sales actually made by the Company.  Section 3.12 of the Disclosure Schedules sets forth a true, correct and complete list of all such unbilled work and work-in-progress after the Interim Balance Sheet Date.

Section 3.13                            Customers and Suppliers.

(a)                                 Section 3.13(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000 in either of the two most recent fiscal years as well as the Company’s ten (10) largest customers by dollar volume in the current fiscal year (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)                                 Section 3.13(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 in either of the two most recent fiscal years as well as the Company’s ten (10) largest suppliers by dollar volume in the current fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.14                            Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, professional malpractice, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by any Seller, the Company or any Affiliate thereof and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement except for such Insurance Policies set forth on Section 3.14 of the Disclosure Schedules that will not remain in full force and effect. Neither the Sellers, the Company nor any Affiliate thereof has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.14 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Sellers, the Company or any Affiliate thereof (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.15                            Legal Proceedings; Governmental Orders.

(a)                                 There are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company or any Affiliate thereof affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company or any Affiliate thereof, any Seller or any Affiliate thereof that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)                                 There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.15(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.16                            Compliance With Laws; Permits.

(a)                           Except as set forth in Section 3.16(a) of the Disclosure Schedules, the Company (i) is in material compliance with Laws applicable to the Company and (ii) has not, since January 1, 2014, received written notice from any Governmental Authority of any violation of Law material to the Company which has not been remedied.

(b)                           Neither the Company nor any officer or manager acting on the Company’s behalf has, directly or indirectly, (i) used any Company funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful payments relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any applicable foreign, federal or state Law or (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.

(c)                            Except as set forth on Section 3.16(c) of the Disclosure Schedules, (i) the Company is in possession of all material Permits to own, lease and operate its properties and assets and to carry on the business of the Company as it is now being conducted; (ii) as of the date of this Agreement, all Permits are valid and are in full force and effect; (iii) to the Knowledge of the Sellers, no suspension, cancellation or non-renewal of any Permit is pending or threatened; and (iv) except as would not have a Material Adverse Effect, the Company is not and, since January 1, 2014, has not been in violation or breach of, or default under, any Permit.

(d)                           The representations and warranties set forth in Sections 3.16(a) and Section 3.16(b) shall not apply to employee benefits matters or ERISA (which are the subject of Section 3.18), labor laws (which are the subject of Section 3.19) or Laws relating to Taxes (which are the subject of Section 3.20).

Section 3.17                            Environmental Matters.

(a)                                 The Company does not currently use, own or lease, and has never used, owned or leased, any storage containers with any Hazardous Substance (including, without limitation, gasoline) on any Real Property.

(b)                                 To the Sellers’ Knowledge, the Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor any Seller has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c)                                  To the Sellers’ Knowledge, there has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. To the Sellers’ Knowledge, there are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

Section 3.18                            Employee Benefit Matters.

(a)                                 Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.18(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.18(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.

(b)                                 With respect to each Benefit Plan, Sellers and the Company have made available to Buyer accurate, current and complete copies of each of the following: (i) where the

Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)                                  Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)                                 Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e)                                  With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(f)                                   Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)                                  Except as set forth in Section 3.18(g) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h)                                 There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)                                     There has been no amendment to, announcement by Sellers, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j)                                    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)                                 Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)                                     Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.19                            Employment Matters.

(a)                                 Section 3.19(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees except as set forth in Section 3.19(a) of the Disclosure Schedules.

(b)                                 The Company is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)                                  The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)                                 With respect to each Government Contract, the Company is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 or VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. The Company is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 3.20                            Taxes.

(a)                                 The Company has been (and will continue to be until the Closing Date) a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code and for all relevant state and local Tax purposes (including for any state or local jurisdiction in which it has any income or franchise Tax filing or payment obligation) since its formation. The Company has no liability for any Tax under Section 1374 of the Code, and the Section 338(h)(10) Elections will not trigger any liability of the Company for Tax under Section 1374 of the Code.

(b)                                 All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(c)                                  The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d)                                 The Company has collected all sales, use, value-added, and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority. The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption of waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

(e)                                  No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(f)                                   No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(g)                                  The Company has properly classified each of its service providers as an employee or independent contractor for all Tax purposes.

(h)                                 The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(i)                                     Section 3.20(i) of the Disclosure Schedules sets forth:

(i)                                     the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)                                  those years for which examinations by the taxing authorities have been completed; and

(iii)                               those taxable years for which examinations by taxing authorities are presently being conducted.

(j)                                    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(k)                                 The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(l)                                     Sellers’ Representative has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending on or after December 31, 2016.

(m)                             There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(n)                                 The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(o)                                 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(p)                                 The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(q)                                 The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)                                     any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)                                  an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)                               a prepaid amount received on or before the Closing Date;

(iv)                              any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)                                 any election under Section 108(i) of the Code.

(r)                                    No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(s)                                   The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(t)                                    The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(u)                                 No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.21                      Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings at which votes have been taken, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.22                      Status and Investment Intent.

(a)                                 Each Seller other as set forth in Section 3.22 of the Disclosure Schedules is as of the date hereof, and shall be as of the Closing Date, an “accredited investor” as defined in Rule 501 under the Securities Act.

(b)                                 Each Seller is acquiring its portion of the Common Stock Payment for investment purposes only for its own account and not with the view to, or with any intention of, resale, distribution or other disposition thereof, in violation of the Securities Act. No Seller has a direct or indirect arrangement, or understanding with any other Persons to distribute, or regarding the distribution of the Common Stock Payment, in violation of the Securities Act or any other applicable state securities law.

(c)                                  Each Seller acknowledges that (i) the Initial Shares, Escrowed Shares, and Retention Bonus Shares are “restricted securities” that, until registered under Section 5.02, may not be freely sold or transferred except pursuant to an exemption from registration under the Securities Act, and (ii) the certificates representing all such shares shall contain restrictive legends in appropriate form determined by Buyer until such shares are registered under Section 5.02 or are otherwise no longer considered restricted securities.

Section 3.23                            Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of a Seller.

Section 3.24                            Full Disclosure. No representation or warranty by any Seller or the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01                            Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers and the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02                            No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03                            Brokers. Other than Northland Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.  Any commission or other payments to the broker or brokers identified above or contacted by Buyer are the sole responsibility of the Buyer.

Section 4.04                            Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
COVENANTS

Section 5.01                            Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)                                 cause the Company to preserve and maintain all of its Permits;

(b)                                 cause the Company to pay its debts, Taxes and other obligations when due;

(c)                                  cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)                                 cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)                                  cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)                                   cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)                                  cause the Company to maintain its books and records in accordance with past practice;

(h)                                 cause the Company to not change (whether by expiration of any license thereto or otherwise) any of the types of Software that is Company Intellectual Property or change the Company’s manner or scope of use of any such Software;

(i)                                     cause the Company to comply in all material respects with all applicable Laws; and

(j)                                    cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.07 to occur.

Section 5.02                            Registration Rights.

(a)                                 The following terms are defined as follows for purposes of this Section 5.02:

(i)                                     “Effective Date” means the date that is six (6) months after the Closing Date or any earlier date as elected by Buyer.

(ii)                                  “Holder” means each Seller and any of their respective affiliates or transferees to the extent any of them hold Registrable Securities.

(iii)                               The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

(iv)                              “Registrable Securities” means: (A) the Initial Shares, the Escrowed Shares and the Retention Bonus Shares, and (B) the shares of Buyer’s restricted common stock issued or issuable as a result of any stock dividend or stock split with respect to the Initial Shares, the Escrowed Shares or the Retention Bonus Shares, or in connection with a combination of shares, recapitalization, consolidation or other reorganization; provided, however, that no shares shall be treated as Registrable Securities that are (x) sold by a Holder or (y) in the opinion of counsel to Buyer, may be freely sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and legends with respect thereto are removed from such shares upon consummation of such sale.

(v)                                 “Registration Expenses” shall mean all expenses incurred by Buyer in compliance with Section 5.02 hereof, whether or not any registration statement is filed or becomes effective and whether or not any Registrable Securities are sold pursuant to such registration statement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Buyer, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of Buyer, which shall be paid in any event by Buyer).

(vi)                              “Selling Expenses” shall mean all brokerage commissions, underwriting or placement fees, and fees and disbursements of counsel for the Holders, if any, relating to the sale or disposition of Registrable Securities by the Holders pursuant to any Registration Statement filed pursuant to this Section 5.02,

(b)                                 Subject to the provisions of this Section 5.02, Buyer shall file, as soon as practicable after the Effective Date, a registration statement (the “Registration Statement”) on any appropriate form under the Securities Act for all Registrable Securities so as to permit the public resale of all such Registrable Securities; provided, however, that any unreleased Escrowed Shares shall continue to be subject to the terms and conditions of the Escrow Agreement.

(c)                                  In connection with Buyer’s registration obligations hereunder:

(i)                                     Buyer shall prepare and file with the SEC a Registration Statement on Form S-3 (or if Buyer is not then eligible to register for resale the Registrable Securities on

Form S-3 such registration shall be on another appropriate form in accordance herewith) in accordance with the method or methods of distribution thereof specified by the Sellers, and cause the Registration Statement to become effective and remain effective as provided herein, and the Holders (and prior to the Closing, the Company) shall provide reasonable assistance to Buyer regarding the same.

(ii)                                  Buyer shall, and Sellers (and prior to the Closing, the Company) shall provide reasonable assistance to Buyer regarding the same, (A) prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement as may be necessary to keep the Registration Statement continuously effective as to the applicable Registrable Securities for a period of four (4) years; (B) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; and (C) respond promptly to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and promptly provide the Holders true and complete copies of all correspondence from and to the SEC relating to the Registration Statement;

(iii)                               Buyer shall comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in the Registration Statement as so amended or in such prospectus as so supplemented.

(iv)                              Buyer shall promptly notify Sellers’ Representative (A) if the SEC notifies Buyer if there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration Statement; (B) when the Registration Statement and any post-effective amendment thereto has become effective; and (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose.

(v)                                 Buyer shall promptly furnish to Sellers’ Representative (A) any correspondence from the SEC or the SEC’s staff to Buyer or its representatives relating to any Registration Statement and (B) promptly after the same is prepared and filed with the SEC, a copy of any written response to the correspondence received from the SEC.

(vi)                              Buyer shall cooperate with the Holders, and the Holders (and prior to Closing, the Company) shall cooperate with Buyer, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to a Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as such Holder may request prior to any sale of Registrable Securities.

(vii)                           In addition to the cooperation obligations of the Holders (and prior to the Closing, the Company) described above in this Section 5.02(c), the Holders (and prior to the Closing, the Company), shall cooperate with Buyer with respect to all matters reasonably requested by Buyer in connection with the preparation, filing and effectiveness of the Registration Statement and any other filings with or responses to the SEC or any other Governmental Authority with respect to the Registrable Securities.  The Holders acknowledge and agree that time is of the essence with respect to its obligations set forth in this Section 5.02(c).

(d)                                 The Holders shall furnish to Buyer such information regarding such Holder and the distribution proposed by the Holders as Buyer may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

(e)                                  All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 5.02 shall be borne by Buyer, and any and all Selling Expenses shall be borne by the Holders.

(f)                                   Indemnification.

(i)                                     Buyer will indemnify and hold harmless each Holder and, with respect to any Holder that is not a natural person, its directors and officers and each Person, if any, who controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the fullest extent permitted by applicable law with respect to each registration which has been effected pursuant to this Section 5.02 against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Buyer of the Securities Act or any rule or regulation thereunder applicable to Buyer and relating to action or inaction required of Buyer in connection with any such registration, qualification or compliance; provided that Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Buyer by such Holder. If any action or proceeding shall be brought or asserted against any Holder in respect of which indemnity may be sought from Buyer, such Holder shall promptly notify Buyer in writing and Buyer shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Holder and the payment of all expenses. Buyer shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, Buyer agrees to indemnify and hold harmless the Holders from and against any loss or liability by reason of such settlement or judgment.

(ii)                                  Each Holder, jointly and severally, agrees to indemnify and hold harmless Buyer, its directors and officers and each Person, if any, who controls Buyer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Buyer to such Holder, but only with respect to information relating to such Holder furnished in writing by such Holder expressly for use in any Registration Statement or Prospectus, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against Buyer or its directors or officers or any such controlling person, in respect of which indemnity may be sought against a Holder, such Holder shall have the rights and duties given Buyer, and Buyer or its respective directors or officers or such controlling person shall have the rights and duties given to each holder by the preceding paragraph. In no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

Section 5.03                            Financing Cooperation.  From and after the date hereof, the Sellers (and prior to the Closing, the Company) shall cooperate with Buyer with respect to all matters reasonably requested by Buyer in connection with Buyer’s anticipated common stock offering to finance the transactions contemplated hereby (the “Financing”), including, without limitation, the preparation and filing of a prospectus supplement, Form 8-K and other securities filings with the SEC or other Governmental Authority containing disclosure about Sellers, the Company and the Company’s financial statements.  The Sellers acknowledge and agree that time is of the essence with respect to its obligations in this Section 5.03.

Section 5.04                            Insurance Tail Policies.  Prior to the Closing, Sellers shall cause the Company to, and the Company shall, obtain, maintain and fully pay for, errors and omissions insurance and directors’ and officers’ liability insurance (covering, as direct beneficiaries, all Persons who were directors, officers, managers or members (or a Person serving in a similar capacity) of the Company prior to the Closing, in each case of the type and with the amount of coverage reasonably acceptable to Buyer (collectively, the “Tail Insurance”).  The costs associated with obtaining and maintaining the Tail Insurance shall be borne 100% by Buyer.

Section 5.05                            Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller or the Company in this Agreement.

Section 5.06                            No Solicitation of Other Bids.

(a)                                 Each Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)                                 In addition to the other obligations under this Section 5.06, each Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by such Seller, the Company or any Representative thereof) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)                                  Each Seller agrees that the rights and remedies for noncompliance with this Section 5.06 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.07                            Release.  In consideration of the payments to the Sellers at the Closing, effective as of the Closing Date, the Sellers, jointly and severally, release and discharge the Company and each of its shareholders, Affiliates, officers, directors, employees, agents and attorneys, from any and all claims, contentions, demands, causes of action at law or in equity, debts, liens, agreements, notes, obligations or liabilities of any nature, character or description whatsoever, whether known or unknown, which they or either of them may now or hereafter have against any such Persons by reason of any matter, event, thing or state of facts occurring, arising, done, omitted or suffered to be done prior to the Closing Date.

The Sellers hereby acknowledge and represent that they, and each of them, have been advised by their attorney of record, and are familiar with, Section 1542 of the Civil Code of the State of California, which presently provides as follows:

“A general release does not extend to claims which that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which and that if known by him or her, must would have materially affected his or her settlement with the debtor or released party.”

The Sellers hereby waive and relinquish any and all rights and benefits under Section 1542 of the Civil Code as now worded and as it may from time to time hereafter be amended.

It is understood by each Seller that the facts in respect of which this release is given may hereafter turn out to be other than or different from the facts in that connection known or believed by them to be true.  Each Seller therefore expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

Section 5.08                            Notice of Certain Events.

(a)                                 From the date hereof until the Closing, Sellers’ Representative shall promptly notify Buyer in writing of:

(i)                                     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller or the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)                               any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)                              any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)                                 Buyer’s receipt of information pursuant to this Section 5.08 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement (including Section 8.02 and Section 9.01(c)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.09                            Resignations. Sellers’ Representative shall deliver to Buyer written resignations, effective as of the Closing Date, of all directors of the Company and those officers of the Company designated in writing by Buyer to the Sellers’ Representative prior to Closing.

Section 5.10                            Confidentiality. From and after the Closing, each Seller shall, and shall cause such Seller’s Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Seller or any of such Seller’s Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.11                            Non-Competition; Non-Solicitation.

(a)                                 For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), each Seller other than D. Congel (the “Restricted Sellers”) shall not, and shall not permit any of such Restricted Seller’s Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, a Restricted Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)                                 During the Restricted Period, each Seller (including, without limitation, D. Congel) shall not, and shall not permit any of his or her Affiliates to, directly or indirectly, (i) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company or (ii) hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.11(b) shall prevent a Seller or any of a Seller’s Affiliates from hiring any employee whose employment has been terminated by the Company or Buyer or, after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)                                  During the Restricted Period, each Seller (including, without limitation, D. Congel) shall not, and shall not permit any of such Seller’s Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)                                 Each Seller acknowledges that a breach or threatened breach of this Section 5.11 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)                                  Each Seller acknowledges that the restrictions contained in this Section 5.11 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.11 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.11 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.12                            Governmental Approvals and Consents.

(a)                                 Each party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)                                 Sellers shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.04 of the Disclosure Schedules.

(c)                                  Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)                                     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)                                  avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)                               in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)                                 If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, each Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, each Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if a Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)                                  All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)                                   Notwithstanding the foregoing, nothing in this Section 5.12 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.13                            Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Buyer shall:

(i)                                     retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)                                  upon reasonable notice, afford the Representatives of a Seller reasonable access (including the right to make, at such Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of two (2) years following the Closing, each Seller shall:

(i)                                     retain the books and records (including personnel files) of such Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)                                  upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)                                  Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.13 where such access would violate any Law.

Section 5.14                            Bylaws Amendment. Prior to the Closing, the Company shall have amended its Bylaws to eliminate the requirement that officers must be employees of the Company.

Section 5.15                            Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.16                            Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.17                            Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.18                            Guaranty.    To the extent that a release with respect to J. Gerken’s guaranty or guaranties in regards to any Leases of the Company or other financial commitments is not secured prior to the Closing, Buyer shall use reasonable best efforts to secure the release of any such guaranty and shall indemnify, hold harmless and defend J. Gerken from any and all liability arising from any claim made under such guaranty with respect to events arising after the Closing.

ARTICLE VI
TAX MATTERS

Section 6.01                            Tax Covenants.

(a)                                 Without the prior written consent of Buyer, no Seller shall (and, prior to the Closing, the Company, its Affiliates and their respective Representatives), to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, change any accounting method or Tax reporting policy or procedure, settle or compromise any tax liability, agree to any extension of the statute of limitations in connection with any action related to Taxes, fail to file any Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all respects, fail to pay any amount of Taxes when due, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Each Seller agrees that Buyer is to have no liability for any Tax resulting from any action of such Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)                                 All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents, including any real property transfer Tax and any other similar Tax, (each such Tax, a “Transfer Tax”) shall be borne and paid by Sellers when due. The Sellers’ Representative shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall join in the execution of any such Tax Return and other documentation, if required by applicable Law ).

(c)                                  Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to (i) a Pre-Closing Tax Period and (ii) any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”). Any such Tax Return shall be submitted by Buyer to Sellers’ Representative (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least twenty (20) days prior to the due date (including extensions) of such Tax Return for Sellers’ Representative review and comment.  Buyer shall not file any such Tax Returns without Sellers’ Representative’s prior consent, not to be unreasonably withheld or delayed and will reflect any reasonable comments made thereto by Sellers Representative. Sellers’ Representative shall pay (on behalf of Sellers) no later than ten (10) days prior to the due date thereof the amount of any Taxes reported on any such Tax Return. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02                            Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, no Seller nor any Affiliate or Representative thereof shall have any further rights or liabilities thereunder.

Section 6.03                            Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, each Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; (f) any Transfer Taxes; and (g) any Taxes of the Company or relating to the business of the Company attributable to the Section 338(h)(10) Elections. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04                            Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)                                 in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)                                 in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05                            Section 338(h)(10) Election.

(a)                                 Election. The Company and Sellers shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, the “Section 338(h)(10) Elections”). Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with effecting and preserving the Section 338(h)(10) Elections. Sellers shall pay any Tax attributable to the making of the Section 338(h)(10) Elections and Sellers shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such Taxes.  Buyer and Sellers shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections and will not take any position contrary thereto.

(b)                                 Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Sellers’ Representative within ninety 90 days following the Closing Date for its approval. Buyer, the Company and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.04 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 6.06                            Contests. Buyer agrees to give written notice to Sellers’ Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of his choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 6.07                            Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers’ Representative or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08                            Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09                            Payments to Buyer. Any amounts payable to Buyer pursuant to this Article VI shall be satisfied by Sellers, jointly or severally.

Section 6.10                            Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.11                            Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01                            Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)                                 Sellers’ Representative shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.04, in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked, rescinded or expired.

Section 7.02                            Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Other than the representations and warranties of Sellers and the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.05, and Section 3.22, the representations and warranties of Sellers and the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers and the Company contained in Section 3.01, Section 3.02, Section 3.03, Section 3.05, and Section 3.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)                                 Sellers and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers’ and the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                                  No Action shall have been commenced against Buyer, any Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)                                 All regulatory approvals, consents and waivers (including, without limitation, all approvals from any Governmental Entity) that are listed on Section 3.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)                                  All approvals, consents and waivers from customers of the Company listed on Section 3.04 of the Disclosure Schedules to the extent required to demonstrate that ninety percent (90%) of reported backlog dollars from customers of the Company to the Company as of May 31, 2019, do not intend to cancel, or have the right to cancel, their agreements with the Company due to the transactions contemplated by this Agreement, as determined by Buyer, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f)                                   Buyer shall have received an opinion in customary form from legal counsel to the Sellers in form and substance acceptable to Buyer.

(g)                                  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(h)                                 The Ancillary Documents shall have been executed and delivered by the Sellers who are parties thereto and, if a party thereto, the Company, and delivered to Buyer.

(i)                                     Buyer shall have received resignations of all directors of the Company and certain officers of the Company pursuant to Section 5.09.

(j)                                    At least three (3) Business Days before Closing, Sellers’ Representative shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(k)                                 Sellers’ Representative shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).

(l)                                     Sellers’ Representative and the Company shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(m)                             Sellers’ Representative shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) from each Seller and the Company that such Seller and the Company is not a foreign person within the meaning of Section 1445 of the Code.

(n)                                 Sellers’ Representative shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(o)                                 Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(p)                                 Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(q)                                 Buyer shall have completed its Financing with aggregate net proceeds sufficient to enable to Buyer to pay the Purchase Price, consummate the transactions contemplated by this Agreement, and fund adequate ongoing working capital requirements for the Company from and after Closing, all on terms and conditions reasonably acceptable to Buyer.

(r)                                    Sellers’ Representative shall have delivered to Buyer the Seller Retention Bonus Agreements and the Employee Retention Bonus Agreements, duly executed by each intended party thereto, other than Buyer.

(s)                                   Sellers’ Representative shall have delivered to Buyer the Offer Letters duly executed by each employee that is an intended party thereto.

(t)                                    Sellers’ Representative shall have delivered to Buyer Consulting Agreements duly executed by each consultant that is an intended party thereto.

(u)                                 Sellers’ Representative and the Company shall have delivered to Buyer confirmation of the amendment of the Bylaws of the Company to eliminate the requirement that each officer shall also be an employee of the Company.

(v)                                 Each Seller and the Company shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03                            Conditions to Obligations of Sellers and the Company. The obligations of Sellers (including the Sellers’ Representative) and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the waiver of Sellers’ Representative, at or prior to the Closing, of each of the following conditions:

(a)                                 Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.03, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)                                 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement, and each of the Ancillary Documents to be performed or complied with by it, prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                                  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)                                 The Ancillary Documents to which Buyer is a party shall have been executed by Buyer delivered to Sellers’ Representative and the Company.

(e)                                  Buyer shall have delivered to Sellers cash in an amount equal to each Seller’s pro rata portion (based on each Seller’s respective ownership percentage of the Company set forth in Section 3.02 of the Disclosure Schedules) of the Cash Payment by wire transfer of immediately available funds, to an account or accounts designated by Sellers’ Representative in a written notice to Buyer and the stock certificates that represent the Initial Shares.

(f)                                   Buyer shall have delivered to the Escrow Agent the Escrow Certificates in the Escrow Amount.

(g)                                  Sellers’ Representative and the Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(h)                                 Sellers’ Representative and the Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i)                                     Sellers’ Representative and the Company shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(j)                                    Buyer shall have delivered to the Sellers’ Representative the Seller Retention Bonus Agreements, Employee Retention Bonus Agreements, and Retention Bonus Stock Certificates duly executed by Buyer.

(k)                                 Buyer shall have delivered to the Sellers’ Representative Consulting Agreements duly executed by Buyer.

(l)                                     Buyer shall have delivered to Sellers’ Representative and the Company such other documents or instruments as Sellers’ Representative or the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01                            Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.20 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.05, Section 3.12, Section 3.13, Section 3.20, Section 3.22, Section 3.23, Section 4.01 and Section 4.03 shall survive indefinitely, (b) Section 3.17 shall survive for a period of three (3) years after the Closing, and (c) Section 3.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02                            Indemnification By Sellers and the Company. Subject to the other terms and conditions of this Article VIII, Sellers, jointly and severally, and, prior to (but not after) the Closing, the Company, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Sellers or the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller or the Company pursuant to this Agreement (other than in respect of Section 3.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller or the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or

(c)                                  any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Cash Payment pursuant to Section 2.04(a)(i).

Section 8.03                            Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller and each Seller’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI and Section 5.02(f), it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI and Section 5.02(f)).

Section 8.04                            Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)                                 Sellers shall not be liable to Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds 0.5% of the Purchase Price (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed 20% of the Purchase Price (the “Cap”).

(b)                                 Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)                                  Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.17, Section 3.18, Section 3.22, Section 4.01 and Section 4.03.

(d)                                 For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05                            Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof (or, in the event the Indemnifying Party is a Seller, then the Indemnified Party shall give the Sellers’ Representative reasonable prompt written notice thereof), but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party (or, in the event the Indemnifying Party is a Seller, the Sellers’ Representative) shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s (or, in the event the Indemnifying Party is a Seller, the Sellers’ Representative’s) own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, neither such Indemnifying Party nor the Sellers’ Representative shall have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party (or, in the event the Indemnifying Party is a Seller, the Sellers’ Representative) assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party (or, if the Indemnified Party is a Seller, the Sellers’ Representative) shall have the right to participate in the defense of any Third Party Claim with counsel selected by the Indemnified Party subject to the Indemnifying Party’s (or, in the event the Indemnifying Party is a Seller, the Sellers’ Representative) right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party (or, if the Indemnified Party is a Seller, the Sellers’ Representative), (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party (or, in the event the Indemnifying Party is a Seller, the Sellers’ Representative) elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party (or, in the event the indemnified party is a Seller, the Sellers’ Representative) in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party (or, in the event the indemnified party is a Seller, the Seller’s Representative) may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.10) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party (or, if the Indemnifying Party is a Seller, the

Sellers’ Representative) shall give written notice to that effect to the Indemnified Party (or, if the Indemnified Party is a Seller, the Sellers’ Representative).  If the Indemnified Party or the Sellers’ Representative, as applicable, fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party or the Sellers’ Representative, as applicable, may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party (or, if the Indemnified Party is a Seller, the Sellers’ Representative) fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party (or, if the Indemnified Party is a Seller, the Sellers’ Representative) may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party or the Sellers’ Representative, as applicable, has assumed the defense pursuant to Section 8.05(a), he, she or it shall not agree to any settlement without the written consent of the Indemnifying Party (or, if the Indemnifying Party is a Seller, the Seller’s Representative) (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party (or, in the event the Indemnifying Party is a Seller, the Sellers’ Representative) reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party (or, in the event the Indemnifying Party is a Seller, the Sellers’ Representative) shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party (or, in the event the Indemnifying Party is a Seller, the Sellers’ Representative) does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)                                 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06                            Payments.

(a)                                 Once a Loss is agreed to by the Indemnifying Party (or, in the event the Indemnifying Party is a Seller, the Sellers’ Representative) or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b)                                 Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied first, from the Escrowed Shares, and thereafter, from the Sellers, jointly and severally.

Section 8.07                            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08                            Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09                            Exclusive Remedies. Subject to Section 2.04(b), Section 5.11 and Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
TERMINATION

Section 9.01                            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Sellers’ Representative and Buyer

(b)                                 by Sellers’ Representative by written notice to the Buyer if the Buyer has failed to complete its Financing by September 30, 2019;

(c)                                  by Buyer by written notice to Sellers’ Representative if:

(i)                                     Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers or the Company within ten (10) days of Sellers Representative’s receipt of written notice of such breach from Buyer; or

(ii)                                  any of the conditions set forth in Section 7.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)                                 by Sellers’ Representative by written notice to Buyer if:

(i)                                     No Seller is in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from such Seller; or

(ii)                                  any of the conditions set forth in Section 7.02 shall not have been met; or

(iii)                               if it becomes apparent that any of the conditions set forth in Section 7.02 will not be, fulfilled by December 31, 2019, unless such failure shall be due to the failure of a Seller or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(e)                                  by Buyer or Sellers’ Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02                            Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                                 as set forth in this Article IX and Section 5.10 and Article X hereof; and

(b)                                 that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01                     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02                     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers or
Sellers’ Representative:	Jeff Gerken (Sellers’ Representative)
Albeck Gerken, Inc.
1907 N US 301, Suite 120
Tampa, FL 33619

E-mail:

with a copy to:	Ellick, Jones, Buelt, Blazek & Longo, LLP
9290 W. Dodge Road, Suite 303
Omaha, NE 68114
Attention: Lawrence K. Sheehan, Esq.
Facsimile:
E-mail:

If to Buyer:	Iteris, Inc.
1700 Carnegie Avenue
Santa Ana, CA 92705-5551
Attention: Joe Bergera
Facsimile:
E-mail:

with a copy to:	Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, CA 90067
Facsimile:
E-mail:
Attention: Allen Z. Sussman, Esq.

If to the Company:	ALBECK GERKEN, INC.
1907 N US 301, Suite 120
Tampa, FL 33619E-mail:

with a copy to:	Ellick, Jones, Buelt, Blazek & Longo, LLP
9290 W. Dodge Road, Suite 303
Omaha, NE 68114
Attention: Lawrence K. Sheehan, Esq.
Facsimile:
E-mail:

Section 10.03                     Sellers’ Representative.

(a)                                 Each Seller constitutes and appoints J. Gerken as his representative (the “Sellers’ Representative”) and true and lawful attorney in fact, with full power and authority on his behalf:

(i)                                     to act on such Seller’s behalf in the absolute discretion of Sellers’ Representative with respect to all matters relating to this Agreement, including execution and delivery of any amendment, supplement, or modification of this Agreement and any waiver of any claim or right rising out of this Agreement; and

(ii)                                  in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 10.03.

This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Each Seller hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or omitted by Sellers’ Representative pursuant to this Section 10.03(a). Each Seller agrees that Sellers’ Representative shall have no obligation or liability to any Person for any action taken or omitted by Sellers’ Representative in good faith, and each Seller shall indemnify and hold harmless Sellers’ Representative from, and shall pay to Sellers’ Representative the mount of, or reimburse Sellers’ Representative for any Loss that Sellers’ Representative may suffer, sustain, or become subject to as a result of any such action or omission by Sellers’ Representative under this Agreement.

(b)                                 Buyer shall be entitled to rely upon any document or other paper delivered by Sellers’ Representative as being authorized by Sellers, and Buyer shall not be liable to any Seller for any action taken or omitted to be taken by Buyer based on such reliance.

(c)                                  Until all obligations under this Agreement shall have been discharged (including all indemnification obligations under Article VIII), Sellers who, immediately prior to the Closing, are entitled in the aggregate to receive more than 50% of the Purchase Price, may, from time to time upon notice to Buyer, appoint a new Sellers’ Representative upon the death, incapacity, or resignation of Sellers’ Representative. If, after the death, incapacity, or resignation of Sellers’ Representative, a successor Sellers’ Representative shall not have been appointed by Sellers within fifteen (15) Business Days after a request by Buyer, Buyer may appoint a Sellers’ Representative from among the Sellers to fill any vacancy so created by notice of such appointment to Sellers.

Section 10.04                     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05                     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06                     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.11(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07                     Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary

Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08                     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers’ Representative, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09                     No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10                     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be waived by a party, in whole or in part, unless made in a writing signed by such party or Sellers’ Representative on behalf of a Seller; (b) a waiver given by a party will only be applicable to the specific instance for which it is given; and (c) no notice to or demand on a party will (i) waive or otherwise affect any obligation of that party or (ii) affect the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 10.11                     Governing Law; Submission to Jurisdiction.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF LOS ANGELES AND COUNTY OF LOS ANGELES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY

PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 10.12                     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

ITERIS, INC.

By	/S/ Joe Bergera
Name:	Joe Bergera
Title:	President & CEO

COMPANY:

ALBECK GERKEN, INC.

By	/S/ Jeff Gerken
Name:	Jeff Gerken
Title:	President

SELLERS:

/S/ Jeff Gerken
Jeff Gerken, individually

/S/ Brian Gerken
Brian Gerken, individually

/S/ Helmuth Arens
Helmuth Arens, individually

/S/ Dan Congel
Dan Congel, individually

/S/ Joe Molinaro
Joe Molinaro, individually

/S/ John Albeck
John Albeck, individually

ACCEPTANCE AND AGREEMENT OF SELLERS’ REPRESENTATIVE

The undersigned, being the Sellers’ Representative appointed in Section 10.03 of the Agreement, agrees to serve as the Sellers’ Representative and to be bound by the terms of the Agreement pertaining to that role.

SELLERS’ REPRESENTATIVE:

/S/ Jeff Gerken
Jeff Gerken

EXHIBIT A
ESCROW AGREEMENT

(See attached).

A-1

ESCROW AGREEMENT

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of [July 2], 2019, by and among each of the shareholders of the Company listed on Exhibit A hereto (the “Sellers”), Iteris, Inc., a Delaware corporation (“Buyer”, and together with Sellers, sometimes referred to individually as “Party” or collectively as the “Parties”), and Computershare Trust Company, N.A. (the “Escrow Agent”).

WHEREAS, the Parties have entered into that certain Stock Purchase Agreement dated June 10, 2019 (the “Underlying Agreement”), pursuant to which Sellers have agreed to sell and transfer to Buyer 100% of the outstanding share capital of Albeck Gerken, Inc., a Nebraska corporation (the “Company”). Capitalized terms used and not defined in this Agreement shall have the meanings ascribed thereto in the Underlying Agreement.

WHEREAS, the Parties have agreed under the Underlying Agreement to deposit in escrow certain securities and wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.                                      Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.                                      Escrow Asset.

(a)                                 Buyer agrees to deposit with the Escrow Agent [114,943](1) shares of Buyer’s Common Stock (the “Escrowed Shares”, and along with any dividends with respect thereto, the “Escrow Asset”) on the date hereof.  The Escrow Agent shall hold the Escrow Asset as a book position registered in the name of Computershare Trust Company, N.A. as Escrow Agent for the benefit of Sellers in the amounts set forth for each Seller in Exhibit A.

(b)                                 The Escrow Agent does not own or have any interest in the Escrow Asset but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Escrow Asset in accordance with the terms and conditions set forth herein.

(c)                                  Escrowed Shares.

i.                                          During the term of this Agreement, each Seller shall have the right to exercise any voting rights with respect to any of the Escrowed Shares attributable to such Seller pursuant to the terms of the Underlying Agreement. Each Seller shall direct the Escrow Agent in writing as to the exercise of any such voting rights of such Seller, and the Escrow Agent shall comply, to the extent it is able to do so, with any such directions of such Seller. In the absence of such directions, the Escrow Agent shall not vote any of the shares comprising the Escrowed Shares.

ii.                                       In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the Buyer’s Common Stock, other than a regular cash dividend, the Escrow Asset under Section 2(a) above shall be appropriately adjusted on a pro rata basis.

(d)                                 Dividends and Investment of Dividend Proceeds

i.                                          Any dividends paid and the interest earned thereon with respect to the Escrow Asset shall be deemed part of the Escrow Asset and be delivered to the Escrow Agent to be deposited in a bank account and be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent as agent for the Parties as more fully described in Section 2(d)(ii) herein. Escrow Agent shall have no responsibility or liability for any diminution of the funds that may result from any deposit made by Escrow Agent in

(1)  Number of shares to be calculated pursuant to Section 2.02(a) of the Underlying Agreement.

1

accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party.

ii.                                       Escrow Agent offers the custody of dividend funds placed, at the direction of the Parties, in bank account deposits. Escrow Agent will not provide any investment advice in connection with this service. During the term of this Agreement, the dividend funds shall be held in a bank account, and shall be deposited in one or more interest-bearing accounts (which shall not be time deposits) to be maintained by Escrow Agent in the name of Escrow Agent at one or more of the banks listed in Schedule 3 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”). The deposit of the dividend funds in any of the Approved Banks shall be deemed to be at the direction of the Parties. At any time and from time to time, the Parties may direct Escrow Agent by joint written notice from Buyer and Sellers’ Representative (as defined in the Underlying Agreement) (i) to deposit the dividend funds with a specific Approved Bank, (ii) not to deposit any new amounts in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the dividend funds that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal. Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Parties in the notice.

iii.                                    Escrow Agent shall pay interest on the dividend funds at a rate equal to 50% of the then current 1-month U.S. Treasury Bill rate. Such interest shall accrue to the Escrow Asset within three (3) Business Days (as defined in Section 10 hereof) of each month end. Escrow Agent shall be entitled to retain for its own benefit, as partial compensation for its services hereunder, any amount of interest earned on the dividend funds that is not payable pursuant to this Section 2(d)(iii).

3.                                      Disposition and Termination.  (a)      As soon as practicable (but no later than three Business Days) after the date that is eighteen (18) month anniversary of the Closing Date (the “Escrow Termination Date”), the Escrow Agent shall release the remaining portion of the Escrow Asset less any Reserved Portion (as defined herein)  and transfer and deliver them to the relevant accounts of Sellers as provided in a joint written instruction to the Escrow Agent from Sellers’ Representative and Buyer.  Any Reserved Portion shall continue to be held in escrow under this Agreement by the Escrow Agent until the claims contained in any Claim Notice(s) described in Section 3(b) below become resolved, even if such claims have not been finally resolved prior to the Escrow Termination Date.  After the Escrow Termination Date, the Escrow Agent shall only release all or any amount of the Reserved Portion to Buyer or Sellers from the Escrow Asset pursuant to a written instruction delivered in accordance with Section 3(f) hereof.

(b)                                 The Escrowed Shares shall serve as security for the indemnification obligations of the Sellers set forth in Article 8 of the Underlying Agreement.  Notwithstanding anything in this Agreement to the contrary, if on or before the Escrow Termination Date, the Escrow Agent has received from Buyer one or more notice of claims (including, without limitation, a Third Party Claim, Direct Claim, or Tax Claim) delivered to Sellers’ Representative pursuant to Section 8.05 of the Purchase Agreement (a “Claim Notice”) and such amount of the claim set forth therein expressed as dollars as well as a number of Escrowed Shares (the “Claimed Amount”), then the Escrow Agent shall continue to keep in escrow an amount of the Escrow Asset equal to the Claimed Amount (the “Reserved Portion”) until such Claimed Amount is resolved pursuant to Article 8 of the Underlying Agreement.  For the avoidance of doubt, the preceding sentence shall survive the Escrow Termination Date.

(c)                                  The Escrow Agent shall make payment with respect to any Claimed Amount subject to such Contest Notice only in accordance with: (i) any joint written instructions executed by both Sellers’ Representative and Buyer; or (ii) a written notification from Buyer of the agreement of a Loss or final adjudication of a Loss described in Section 8.06 of the Underlying Agreement.  The Escrow Agent shall be entitled to rely on any such joint written instructions or Buyer notification upon receipt and thereof shall promptly liquidate and distribute that portion of the remaining Escrow Asset as instructed in such joint written instructions or Buyer notification.

(d)                                 Notwithstanding anything to the contrary in this Agreement, if the Escrow Agent receives joint written instructions from Sellers’ Representative and Buyer, or their respective successors or assigns, as to the disbursement of the Escrow Asset, the Escrow Agent shall disburse the Escrow Asset pursuant to such joint written instructions.  The Escrow Agent shall have no obligation to follow any directions set forth in any joint written instructions unless

2

and until the Escrow Agent is satisfied, in its reasonable discretion, that the persons executing said joint written instructions are authorized to do so.

(e)                                  Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the then current market value of the remaining Escrow Asset, the Escrow Agent shall release the remaining portion of the Escrow Asset and shall have no liability or responsibility to the Parties for any deficiency.

(f)                                   Upon delivery of any and all remaining Escrow Asset by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 6 and Section 7.

4.                                      Escrow Agent.  (a)  The Escrow Agent shall have only those duties as are specifically and expressly set forth in this Agreement on its part to be performed, which shall be deemed purely ministerial in nature, and no other duties or obligations of any kind shall be implied nor read into this Agreement against or on the part of the Escrow Agent.  The Escrow Agent accepts the duties and responsibilities under this Agreement as agent only, and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee .  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Underlying Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.  In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control only in connection with any matter related to the Escrow Agent.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind.  The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Asset, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Asset nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(b)                                 The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party.  The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.  The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, are ambiguous or conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction.  The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

5.                                      Succession.  (a)            The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.  Escrow Agent’s sole responsibility

3

after such thirty (30) day notice period expires shall be to hold the Escrow Asset (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 hereunder.  In accordance with Section 7 below, the Escrow Agent shall have the right to withhold any cash in its possession or an amount of Escrowed Shares equal to any dollar amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Agreement divided by the closing price per share on the principal national or regional stock exchange for Buyer’s Common Stock on the immediately preceding Trading Day.

(b)                                 Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.                                      Compensation and Reimbursement.  The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2.  All amounts owing on Schedule 2 shall be paid by Buyer.  The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. If payment is not received when due, the Escrow Agent shall be entitled to draw down on the Escrow Asset in order to effect such payment and may sell, liquidate, convey or otherwise dispose of any investment for such purpose. This Section 6 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

7.                                      Indemnity.  (a) Subject to Section 7(c) below, Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the fees and expenses of outside counsel and experts and their staffs and all expenses of document location, duplication and shipment)(collectively “Losses”) only to the extent such Losses are determined by a court of competent jurisdiction to be a result of Escrow Agent’s gross negligence or willful misconduct; provided, however, that any liability of Escrow Agent will be limited to direct damages sustained by a Party to this Agreement which in the aggregate shall not exceed the value of the Escrow Asset held by the Escrow Agent.

(b) The Parties shall jointly and severally indemnify and hold Escrow Agent harmless from and against, and Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability described in Section 7(a) above.

(c) Without limiting the Parties’ indemnification obligations set forth in Section 7(b) above, neither the Parties nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d) This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8.                                      Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)                                 Patriot Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

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(b)                                 Certification and Tax Reporting. The Parties, if applicable, have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned under this Agreement shall be allocated to Buyer and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Asset by Buyer whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9.                                      Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Asset, including but not limited to transfer instructions (all of which shall be specifically governed by Section 10 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(a) by facsimile or other electronic transmission (including e-mail);

(b) by overnight courier; or

(c) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Seller:	Jeff Gerken (Sellers’ Representative)
Albeck Gerken, Inc.
1907 N US 301, Suite 120
Tampa, FL 33619

E-mail:

with a copy to:	Ellick, Jones, Buelt, Blazek & Longo, LLP
9290 W. Dodge Road, Suite 303
Omaha, NE 68114
Attention: Lawrence K. Sheehan, Esq.
Facsimile:
E-mail:

If to Buyer:	Iteris, Inc.
1700 Carnegie Avenue
Santa Ana, CA 92705-5551
Attention: Joe Bergera
Facsimile:
E-mail:

with a copy to:	Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, CA 90067
Facsimile:
E-mail:
Attention: Allen Z. Sussman, Esq.

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If to the Escrow Agent:	Computershare Trust Company, N.A.
8742 Lucent Boulevard, Suite 225
Highlands Ranch, CO 80129
Facsimile No.
Attention: Rose Stroud
email:

With a copy to:	Computershare Trust Company, N.A.
480 Washington Boulevard
Jersey City, NJ 07310
Attention: General Counsel
Facsimile:

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

10.                               Security Procedures.                           Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Asset, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number.

(a)                                 In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of Buyer’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select.  Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(b)                                 Each Seller acknowledges that the Escrow Agent is authorized to deliver the Escrow Asset to the custodian account or recipient designated by Sellers’ Representative in writing.

Buyer acknowledges that the Escrow Agent is authorized to deliver the Escrow Asset to the address provided for notice to Buyer or any address provided in a Claims Notice.

11.                               Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or

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decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

12.                               Miscellaneous.  Except for transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 5, without the prior consent of the Escrow Agent and the other parties.  This Agreement shall be governed by and construed under the laws of the State of New York.  Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. The Parties and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.  Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Asset escrowed hereunder.

*                                         *                         *                                 *                                 *

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

SELLERS

Jeff Gerken, individually
Telephone:

Brian Gerken, individually
Telephone:

Helmuth Arens, individually
Telephone:

Dan Congel, individually
Telephone:

Joe Molinaro, individually
Telephone:

John Albeck, individually
Telephone:

BUYER:

ITERIS, INC.

By
Name:
Title:
Telephone:

COMPUTERSHARE TRUST COMPANY, N.A.

as Escrow Agent

By:
Name:
Title:

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EXHIBIT A

Seller Names and Shares

Seller Name	Number of Shares(2)
Jeff Gerken	[75,862.38]
Brian Gerken	[22,988.60]
Helmuth Arens	[5,747.15]
Dan Congel	[5,747.15]
Joe Molinaro	[2,298.86]
John Albeck	[2,298.86]
Total	[114,943.00]

(2)  Calculated by multiplying ownership percentage of shareholders set forth in Section 3.02(a) of the Disclosure Schedules to the Underlying Agreement by the total number of shares in escrow.

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SCHEDULE 1(3)

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Escrow Asset Transfer Instructions

If from Seller:

	Name	Telephone Number	Signature

1.

2.

3.

If from Buyer:

	Name	Telephone Number	Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Escrow Asset Transfer Instructions

If from Seller:

	Name	Telephone Number

1.

2.

3.

If from Buyer:

	Name	Telephone Number

1.

2.

3.

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SCHEDULE 2

(TO BE CONFIRMED BASED ON TERMS, VALUE, VOLUMES AND TIMING)

Schedule of Fees for Escrow Agent Services

Computershare Trust Company, N.A.

Escrow Agent Fee Schedule

Account Negotiation and Set Up Fee	*

Annual Administration Fee	*
(per year or part thereof)

Legal and Out-of-Pocket Expenses	At cost
(Postage, Stationery, etc.)

Overnight Delivery Charges	At cost

The foregoing fees are exclusive of all applicable taxes, costs for extraordinary services or events, and of reasonable legal costs and out-of-pocket expenses that may be incurred. Additional charges will be imposed for services not specifically priced or for extraordinary events, including, but not limited to, claims, threatened or actual litigation or default situations. Fees are subject to adjustment should activity levels justify it. Fees are subject to acceptance by Computershare’s new business acceptance committee, and receipt of all required documentation for us to comply with any applicable anti-money laundering and anti-terrorism regulation, policy or guideline. Interest may be charged on overdue invoices.

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SCHEDULE 3

APPROVED BANKS

Bank of America

BMO Harris Bank, N.A.

ANZ

Societe Generale

Fifth Third Bank

Bank of the West

PNC Bank NA

Huntington Bank

BNP Paribas

BB&T

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